Mail Stop 3-8

      							 June 24, 2005




By Facsimile and U.S. Mail

Mr. Guy A. Archbold
Chief Executive Officer and
	Chief Financial Officer
Chapeau Inc.
10 Greg Street
Sparks, NV 89431

      Re:	Chapeau, Inc.
      	Form 10-KSB/A for the Year Ended June 30, 2004
          		Filed on October 13, 2004
      File No.  33-01289-D

Dear Mr. Archbold,

	We have completed our review of your Form 10-KSB/A and related filings and have no further comments at this time.


								Sincerely,



								Michael Moran
								Accounting Branch Chief